UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2007

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 907 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

As previously reported on December 13, 2007, Michael J. Hamilton, a director and member of MMC Energy, Inc.’s (the “Company”) Audit Committee, was appointed Chief Executive Officer of the Company on December 9, 2007.

As a result of this appointment, Mr. Hamilton is no longer eligible to serve on the Company’s Audit Committee. Accordingly, the Company was notified by Nasdaq on December 20, 2007 that the Company was no longer in compliance with Nasdaq Marketplace Rule 4350(d)(2)(A) which requires a listed company to have at least one member of the audit committee who has past employment experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Rule 4350(d)(2)(A) also requires that an audit committee have at least three members, all of whom are independent as defined by Marketplace Rule 4200(a)(15) and Exchange Act Rule 10A-3.

Nasdaq also notified the Company that consistent with Marketplace Rule 4350(d)(4), the Company would be provided a cure period to regain compliance. This period would last until the earlier of the Company’s next annual meeting of shareholders or December 9, 2008, provided, however, that if the Company’s next annual meeting of shareholders occurs no later than June 6, 2008, the Company shall instead have until June 6, 2008 to regain compliance. The Company issued a press release on December 21, 2007 with respect to this matter, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On December 13, 2007, the Company announced the appointment of Michael J. Hamilton as the Chief Executive Officer of the Company. The Company also announced that in connection with Mr. Hamilton’s appointment, Karl W. Miller would no longer serve as Chief Executive Officer. As of December 18, 2007, Mr. Miller will also no longer serve as an employee of the Company or as its President.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 99.1. Press release dated December 24, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 24, 2007	MMC ENERGY, INC.

	By:	/s/ Denis Gagnon
Name: Denis Gagnon
Title: Chief Financial Officer